Exhibit 99.1

IEH Corporation Announces Second Quarter Fiscal Year 2019 Results

BROOKLYN, N.Y., November 13, 2018 - IEH Corporation (OTC: IEHC) today announced results for the second quarter of fiscal year 2019, ended September 28, 2018.

IEH Corporation reported revenues of $6.6 million for the second quarter of fiscal year 2019, an increase of 9% as compared to revenues of $6.06 million for the second quarter of fiscal year 2018. For the six months ended September 28, 2018, revenue was $15.6 million, compared to $11.05 million in the first six months of fiscal year 2018, an increase of 42%. Gross profit margin for the quarter held steady at 39%, similar to the same quarter of the prior year. However, the Company reported net income of $946,304 for the current quarter, or $.41 per share, compared to net income of $564,660, or $.24 per share, in the same quarter of the prior year, an increase of 71%.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re pleased to see our successes continue as fiscal 2019 progresses. Despite the conclusion of a substantial contract at the end of the first quarter, our growth in revenue and net income continue unabated, due in large part to the increased efforts of our growing sales force, and the health and bright prospects of the primary industries we serve, Defense and Commercial Aerospace. Aided by a strong cash position, manageable inventory and a solid backlog, we look forward to a successful 2nd half of the fiscal year.”

About IEH Corporation

For over 77 years and four generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The company was founded in 1941 and is based in Brooklyn, New York.

Dave Offerman

ph: 718-492-9698

fx: 718-492-9898

dave@iehcorp.com

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